EXHIBIT 10.19

[*]   Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT

This Development, License and Commercialization Agreement (this “Agreement”) is entered into as of October 18, 2006 (the “Effective Date”) between Corium International, Inc., a Delaware corporation having its principal place of business at 2686 Middlefield Road, Redwood City, CA 94063, (“Corium”), and Agile Therapeutics, Inc., a Delaware corporation, having its principal place of business at 366 Wall Street, Princeton, NJ 08540, (“Agile”).

RECITALS

A.            Corium has developed expertise in developing, formulating and manufacturing transdermal drug delivery systems, and Corium owns or has valid license rights to certain intellectual property related thereto;

B.            Agile is in the process of developing a transdermal delivery system containing ethinyl estradiol and levonorgestrel for female contraception (as more specifically described in this Agreement), and Agile owns or has valid license rights to certain intellectual property related thereto;

C.            In order to assist Agile in completing the development of Agile’s transdermal delivery system product and obtaining regulatory clearance, Agile wishes to engage Corium to provide certain development services, clinical supplies of the developed product, and license rights associated with the product, and Corium is willing to provide those services, supplies and license rights, all as more specifically provided in this Agreement and subject to the terms and conditions set forth herein; and

D.            In consideration of the services, supplies and license rights to be provided by Corium to Agile, Agile is willing to pay Corium the compensation described in this Agreement and also to engage Corium as Agile’s exclusive supplier of the product to be developed hereunder for at least [*] after commercial launch, all as more specifically provided in this Agreement and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and intending to be legally bound, Agile and Corium hereby agree as follows:

*Confidential Treatment Requested.

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.01        “Affiliate” shall mean, with respect to any party, a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that party, but only for so long as the relationship exists. “Control” shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation.

1.02        “Agile Background Technology” means all Inventions that are owned, either partially or wholly, by Agile as of the Effective Date of this Agreement.

1.03        “Agile Intellectual Property” means the Agile Background Technology, the Agile Foreground Inventions (as defined in Section 5.1(b)), and any other Agile-owned intellectual property rights (whether patented or not).

1.04        “cGMP” shall mean those Current Good Manufacturing Practices required by the FDA and all other relevant regulatory agencies to be followed in connection with the manufacture of pharmaceutical products, as defined from time to time by the United States Federal Food, Drug and Cosmetic Act and similar regulations, as amended, or any successor laws or regulations governing the manufacture, handling, storage and control of the Product in the Territory (but only to the extent the foregoing apply to Corium by virtue of Corium’s manufacturing activities in the applicable jurisdiction or exporting Products into such jurisdiction).

1.05        “Corium Background Technology” means all Inventions that are owned, either partially or wholly, by Corium as of the Effective Date of this Agreement.

1.06        “Corium Intellectual Property” means the Corium Background Technology, the Corium Foreground Inventions (as defined in Section 5.1(a)), and any other Corium-owned intellectual property rights (whether patented or not).

1.07        “FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.08        “Gross Sales” shall mean the total amounts invoiced by Agile, any Sublicensee, or any of their Affiliates for sales of the Product in the Territory to third parties in bona fide, arms-length transactions, for a given calendar quarter, but not including any revenues arising from the sale of Product units that were manufactured by Corium under this Agreement.

1.09        “Inventions” means inventions, technologies, Know-How, works of authorship, developments, and intellectual property rights (including but not limited to patent and trade-secret rights).

1.10        “Know-How” means confidential and/or proprietary technical information, formulations, techniques, processes, trade secrets, methods, data, substances and materials, and other information in a party’s possession that is not generally available to the public.

1.11        “Launch Date” shall mean the date of first commercial sale of the Product in the Territory by Agile or its Affiliates.

1.12        “NDA” shall mean a New Drug Application (as defined in Title 21 of the U.S Code of Federal Regulations) submitted to the FDA requesting approval to market the Product.

1.13        “Net Sales” shall mean the Gross Sales, adjusted as necessary so as not to include: (i) [*]; (ii) [*]; (iii) [*]; (v) [*]; (vi) [*]; and (vii) [*].

1.14        “Product” shall mean Agile’s proprietary transdermal delivery system for female contraception, whose active ingredients are ethinyl estradiol and levonorgestrel, whether labeled, packaged and marketed as a brand-name product or as an authorized generic of such product.

1.15        “Product Specification” shall mean a manufacturing, testing, labeling, storage and quality control specification, to be established in the course of the parties’ activities under this Agreement and updated or otherwise modified from time to time, for a transdermal delivery system product that conforms to the product description set forth in the attached Exhibit A, as it may be amended from time to time in accordance with this Agreement and as such specification is set forth in the NDA and approved by the FDA (as applicable), and as such specification may be amended for Products to be sold in jurisdictions outside the United States to comply with regulatory requirements of those respective jurisdictions.

1.16        “Sublicensee” shall have the meaning set forth in Section 5.2(b).

1.17        “Territory” shall mean the entire world.

1.18        “Third Party” shall mean an entity or person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

1.19        “Third Party Manufacturer” shall mean a Third Party that enters into a manufacture and supply agreement with Agile for the manufacture and supply of the Product as contemplated by the terms of this Agreement.

ARTICLE 2 - DEVELOPMENT PROGRAM

2.1          The Development Program.  The parties shall undertake a development and manufacturing scale-up program for the Product, as described in the attached Exhibits B and C, with the overall objective of creating commercial-scale manufacturing capability and obtaining all regulatory approvals necessary for the commercialization of the Product (hereinafter, the

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“Development Program”).  Subject to the terms and conditions of this Agreement, including but not limited to Section 2.8 below, the parties will cooperate with each other using commercially reasonable good faith efforts to accomplish the goals of the Development Program; however, if the Product or associated processes are not successfully developed, neither party shall be liable to the other party solely by reason of that fact.

2.2          Commencement of the Development Program.  The Development Program shall commence promptly after Agile pays Corium the non-refundable pre-commencement payment identified in the attached Exhibit D (the “Prepayment”).

2.3          Tasks and Timeline for the Development Program.  The tasks and estimated timeline for the portion of the Development Program designated as “Stage 1” are set forth in Exhibit B attached hereto (the Stage 1 “Tasks” and “Timeline” respectively).  The parties recognize that certain later portions of the Development Program (particularly the portion designated in Exhibit C as “Stage 2”) cannot be adequately estimated in terms of specific tasks and timelines as of the Effective Date.  As relevant data and experience are obtained through the performance of Stage 1 Tasks, the parties will cooperate, using the mechanisms described in Section 2.5 below, to establish and refine reasonable tasks and timelines for Stage 2 (the Stage 2 “Tasks” and “Timeline” respectively) consistent with such newly obtained data and experience. The parties will use commercially reasonable efforts and will devote personnel each party reasonably believes are sufficient in number, skills and experience to complete the Tasks in accordance with the applicable Timeline, as set forth in Exhibit B (for Stage 1) and as established in accordance with this Section (for Stage 2).  In the event that Corium is unable to satisfy a milestone or other Task or Timeline requirement as estimated, the parties will, consistent with the provisions of Sections 2.5 through 2.7 below, consider appropriate changes to the Milestones, Tasks and/or Timelines.

2.4          Exchange of Information; Reporting.

(a)           Generally.  The parties will use good faith efforts to keep each other informed with respect to material activities directly related to their performance of the Development Program.  Information that Agile will provide to Corium includes, without limitation, any Agile information, data, or research results with respect to third party patents that may cover or relate to the Product.  Corium shall provide Agile with regular written reports as reasonably necessary to keep Agile apprised of Corium’s progress under the Development Program, and respond to any questions raised by Agile from time to time.

(b)           Specific Product Information.  In addition to the information identified in Section 2.4(a) above, Corium agrees to maintain a confidential dossier including information concerning the composition of the Product; the manufacturing process; quality control testing and release methods; scale-up and process validation data; and batch release and stability data.  Corium shall provide such information (or right of reference thereto such as a right of reference to a Drug Master File) as required by law or as necessary to obtain regulatory approval for the manufacture of the Product to (i) Agile or (ii) the applicable regulatory agency, at Agile’s election.  Corium shall also provide to Agile any information (including but not limited to analytical methodology and assays) available to Corium and necessary for Agile to determine compliance with the Product Specification and to perform quality control and batch release functions.

2.5          Joint Steering Committee.

(a)           Purpose.  A joint supervisory committee will be established to oversee the Development Program (the “Joint Steering Committee”). The duties of the Joint Steering Committee will include, but not be limited to, the following:

(i)            general oversight of all aspects of the Development Program;

(ii)           development and approval of budgets and any revisions thereto;

(iii)          revision of the Tasks and Timeline if the estimated timing schedule for the development of a Product has not been followed or must be revised; and

(iv)          initial forum for the resolution of disputes arising under this Agreement.

(b)           Membership.  The Joint Steering Committee will consist of a minimum of two representatives from Corium and two representatives from Agile.  A party’s members of the Joint Steering Committee will be appointed by the party at its sole discretion.  Substitute employees may be appointed at any time.  The parties will appoint their respective members of the Joint Steering Committee, and each party will disclose such members to the other party in writing, promptly after the Effective Date.  If the Joint Steering Committee is unable to reach agreement on a matter within twenty (20) business days of either party’s request, the matter will be submitted for resolution to the parties’ respective chief executive officers.

(c)           Meetings.  The Joint Steering Committee will meet quarterly or more frequently as requested by either party to maintain Development Program progress.  Representatives of either party, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either party.  The Joint Steering Committee may hold meetings in person or by teleconference or videoconference.

(d)           Records.  Records of all significant decisions of the Joint Steering Committee, such as decisions regarding budgets and changes in Tasks and Timelines, will be reflected in written minutes of meetings that will be circulated to all Joint Steering Committee members for review and comment before being filed as final records of the Joint Steering Committee.

2.6          Working Committee.  In addition to the Joint Steering Committee described above, in order to coordinate and monitor day-to-day progress on the Development Program, Corium and Agile shall each appoint a minimum of two of their representatives (who may or may not also be involved in the Joint Steering Committee) to serve on a joint working committee.  The working committee shall meet or hold teleconferences at least every two weeks or more frequently as needed to maintain progress.  Issues that cannot be resolved by the working committee (that is, any disputes) will be referred to the Joint Steering Committee for resolution or escalation in accordance with Section 2.5.

2.7          Development Budget.

(a)           Generally.  The estimated budget for the Development Program is set forth in Exhibit C attached hereto (the “Budget”).  The parties agree that the Budget is an estimate of the costs for the Development Program, based on currently anticipated Tasks, Timelines and expenses, and that the actual costs of the Development Program may differ from the costs estimated in the Budget.

(b)           Changes.  The parties acknowledge that the Budget has been based in part upon certain assumptions, as specified in Exhibit C.  Any failure of those assumptions, or any change to the Development Program itself (including without limitation any changes to the Tasks, Timeline, nature of the Product being developed, or obligations of the parties hereunder), may result in a change to the costs of the Development Program such that a modification of the Budget is warranted.  Either party may propose, and the other party will in good faith consider and, where appropriate, promptly approve, changes to the Budget to account for any such changes or failed assumptions.  Agile acknowledges that in no event will Corium be obligated to perform any tasks or incur any expenses that are not identified in the Budget except to the extent the parties agree in writing upon additional compensation to be paid to Corium in connection with such tasks or expenses.

2.8          Development Compensation and Payment.

(a)           Compensation.  Agile will pay Corium the non-refundable Prepayment, milestone payments and other fees and expenses associated with Corium’s efforts under the Development Program, as specifically set forth in the attached Exhibit D, which Exhibit shall be updated as needed to reflect any Budget changes that are made pursuant to Section 2.6(b) above. Whether or not specified in Exhibit D, Agile agrees to pay Corium for: (i) all material and supplies purchased by Corium under an Agile-approved purchase request (which purchase requests may be made by Corium and/or approved by Agile either verbally or in writing) in performance of the Development Program, which will be billed to Agile at Corium’s cost plus [*]; (ii) the purchase of dedicated equipment identified in the Budget, which will be billed to Agile at Corium’s cost; and (iii) any travel or other incidental reasonable and appropriate expenses incurred in performance of the Development Program, which will be billed to Agile at Corium’s cost.  Amounts described in the preceding sentence may be invoiced as they are incurred by Corium.

(b)           Payment Terms.  Except as expressly specified in this Agreement or as otherwise agreed to in writing by the parties, Agile will pay any fees, expenses, transfer prices, and other charges payable to Corium hereunder within [*] following the date of Corium’s invoice.  Late payments will accrue interest at a rate of [*].  Agile will bear its own costs and expenses incurred in fulfilling its obligations with respect to the Development Program.

2.9          Regulatory Filings; Clinical Trials.  Agile shall, at its own expense, draft, submit and maintain any appropriate NDA for the Product, including all amendments and supplements

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to the FDA, and use reasonable efforts to obtain FDA approval for the commercialization of the Product as progress under the Development Program permits. Agile shall also be responsible, at its own expense, for any pre-clinical, clinical and other trials and tests of the Product, except as expressly stated otherwise in the Development Program.  In the event Agile desires to obtain regulatory approval of the Product outside of the United States, such efforts will be at Agile’s cost and expense unless otherwise negotiated.  With respect to filings reasonably required by Agile in connection with regulatory approval matters (including without limitation any updates to the CMC information) and any recordkeeping, audits and inspections required, or requests or inquiries made, by regulatory authorities relating to the manufacture of the Product by Corium hereunder, Corium will reasonably and timely cooperate with Agile to provide such information and support as Agile shall reasonably request.  Reasonable costs incurred by Corium in supporting Agile’s regulatory activities described in this Section 2.9 shall be reimbursed by Agile.

ARTICLE 3 — MANUFACTURE AND SUPPLY OF PRODUCT

3.1          Manufacturing Responsibility.  Subject to the terms and conditions of this Agreement, Corium will use commercially reasonable efforts: (i) to supply quantities of the Product to Agile, in accordance with the Development Program, for pre-Launch-Date testing and clinical studies as Agile shall from time to time request; and (ii) after the Launch Date of the Product and throughout the remainder of the Term, to maintain Corium’s manufacturing capability for the Product and to sell Products to Agile as necessary to satisfy Agile’s quantity requirements of such Products, as such requirements are reflected in forecasts submitted by Agile to Corium as provided in Section 3.3(b).

3.2          Exclusivity.  For a period of [*] after the Launch Date or such longer period as the parties may mutually agree upon in writing (the “Exclusive Supply Period”), Agile shall purchase all of its requirements of the Product exclusively from Corium, subject to the provisions of Section 3.4 below.

3.3          Supply Terms.  The parties will negotiate in good faith to establish definitive, commercially reasonable terms and conditions applicable to the commercial supply of Products by Corium to Agile (the “Supply Terms”).  Such terms and conditions shall be appended to this Agreement as an exhibit, which shall become binding upon the parties’ mutual execution thereof, and shall apply to all subsequent orders of Products during the Term, unless expressly amended or otherwise agreed by the parties in writing.  The parties hereby agree that the following minimum terms and conditions will apply to Corium’s supply of Products hereunder, and the Supply Terms shall include provisions that are consistent with each of the following.

(a)           Pricing and Payment.  The parties will work in good faith to establish mutually agreeable Product transfer prices.  In order to facilitate such agreement for post-Launch-Date sales, Agile will provide Corium with a good-faith, non-binding sales forecast of Products for the [*] period following the Launch Date.  Such non-binding sales forecast shall be updated as Agile’s anticipated volume requirements change, and in any event, Agile will provide Corium with an updated forecast [*] prior to the Launch Date.  Payments for Products will be made in accordance with Section 2.8(b).  Agile will be responsible for all packing, shipping,

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customs and similar charges, as well as all taxes payable by either party with respect to the purchase, sale or delivery of the Products (other than Corium’s income taxes).

(b)           Forecasting.  Beginning [*] prior to the Launch Date, Agile will provide Corium, on a quarterly basis, with written rolling forecasts of Agile’s quantity requirements for the Product for each of the next [*] (the “Purchase Forecast”).  Corium may utilize the Purchase Forecast to purchase material so ordered in good faith in sufficient volumes reasonably required to meet production requirements for the Product during all or part of the forecasted period or any longer forecasted period that the parties may agree to.   In the event that the materials are not used in Product purchased by Agile within [*] after the forecast in respect of which such purchases have been made, Agile will pay to Corium its costs thereof and, in the event such materials are incorporated into Product subsequently purchased by Agile, Agile will receive credit for any such costs previously paid to Corium by Agile.

(c)           Ordering.  Agile shall place firm (i.e. non-cancelable) purchase orders (“Purchase Orders”) at least [*] prior to the Launch Date for the first quarter’s Product requirements.  Following the Launch Date, Agile shall place firm Purchase Orders for each quarter’s Product requirements in accordance with the current Purchase Forecast, which Purchase Orders shall be placed [*] in advance of the first required ship date for such quarter’s Product requirements.  Each Purchase Order must reference this Agreement and include ordering information such as Product identifier, quantity, unit price, requested delivery dates and delivery locations, shipping and packaging instructions, and any special terms and conditions applicable to the Products (collectively, “Ordering Information”).  Beginning [*] after the Launch Date, Agile must actually purchase at least [*] of the quantities specified in the most recent Purchase Forecast when placing Purchase Orders for the applicable quarter, and Corium shall have no obligation to fulfill orders for more than [*] of such quantities unless previously approved by Corium in writing, which approval may be conditioned on the payment by Agile of reasonable additional compensation to account for costs or expenses reasonably incurred by Corium in connection with or resulting from the out-of-forecast order.

(d)           Acceptance of Orders.  Within [*] following Corium’s receipt of each Purchase Order, Corium will acknowledge receipt thereof and accept the delivery dates set forth in the Purchase Order or provide alternate delivery dates.  Within [*] following Agile’s receipt of any such alternate delivery dates, Agile will either: (i) notify Corium that it rejects such dates (in which case the Purchase Order will be deemed cancelled and of no effect); or (ii) accept such dates by issuing a confirming Purchase Order, which will be deemed accepted by Corium upon receipt.  Once Corium has accepted a Purchase Order, such Purchase Order will not be cancelable or modifiable.

(e)           No Conflicting Terms.  Except for Ordering Information, any terms and conditions contained in a Purchase Order or in Corium’s quotation or order acknowledgment forms that are inconsistent with or in addition to the terms and conditions of this Agreement (including the Supply Terms) are hereby rejected by Corium and will be deemed null and of no effect.

(f)            Minimum Order Quantities.  Agile’s orders must meet or exceed certain minimum quantity requirements, which the parties will mutually establish in the Supply Terms to

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account for Corium’s ongoing costs associated with maintaining production capability for the Products.

(g)           Delivery, Invoice and Payment.  For all shipments of Products to Agile, Corium may choose the mode of shipment and carrier.  All Products shall be packed for shipping as mutually agreed by the parties, and marked for delivery to Agile, FOB Corium’s manufacturing facility.  Risk of loss shall pass to Agile upon carrier’s receipt of the Products from Corium.  Agreed upon delivery dates are estimates only.  Corium will use commercially reasonable efforts to meet those delivery dates but shall not be liable to Agile for delayed delivery.  Corium may invoice Agile for Products upon Corium’s shipment of such Products in accordance with this paragraph, and Agile shall pay such invoices on the terms set forth in Section 2.8(b).

(h)           Acceptance of Products.  Agile will have a period of [*] business days following the receipt of each shipment of the Products to notify Corium of any discrepancies in the shipment quantity.  Agile will have a period of [*] days following the receipt of the Products to test and inspect the Products and to notify Corium of: (i) any nonconformities of the Product with the applicable Product Specification; or (ii) any defects in material or workmanship; provided that Agile may, upon Corium’s prior approval (not to be unreasonably withheld), extend such [*] if reasonably necessary to complete Product testing.  Agile will notify Corium in writing of its acceptance or rejection of any portion of any delivery of the Products prior to the expiration of such [*]period unless extended as permitted above.  Any Products not rejected within such period, as it may be so extended, will be deemed accepted.

(i)            Warranty.  The Supply Terms shall create no Product-related warranties beyond those set forth in Section 7.3.

(j)            Disclaimer and Limitations of Liability.  The parties’ activities relating to the supply of Products to Agile shall be subject to the disclaimers, limitations of liability, exclusions of damages, and other terms set forth in Section 7.5 and Article 9 hereof.

3.4          Agile’s Manufacturing Right.

(a)           Qualification of Second Source.  Agile will have the right to manufacture the Product itself or qualify one or more Third Party Manufacturers as a second source for supply of the Product, at Agile’s expense; provided, however, that for the duration of the Exclusive Supply Period, such Third Party Manufacturer may supply Agile with Products for commercial sale, and Agile may manufacture Products for commercial sale, only to the extent expressly permitted in clause (b) below.  In support of such second-source qualification, Agile may provide the Third Party Manufacturer with any data and documentation created under the Agreement that is specific to the Product and reasonably necessary for its manufacture.  Any such disclosure shall be made in confidence and shall, at a minimum, be subject to the provisions of Section 4.3 below.

(b)           Second-Source Manufacturing.  Agile shall have the right to manufacture the Product, and/or have the Product manufactured by an Affiliate or a Third Party Manufacturer qualified as a second source as permitted above, in the event that: (i) [*] (“Supply Failure”) and

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(ii) Corium fails to cure such Supply Failure within an additional [*] after Agile’s written request for cure.  Notwithstanding the foregoing, Corium may resume manufacturing Product no later than [*] after Corium provides written notice to Agile that it has cured the Supply Failure problem and is able to manufacture Product.  If the Supply Failure was caused by a force majeure event (as that term is used in Section 11.7 below) such resumed manufacturing shall be on an exclusive basis for the remainder of the Exclusive Supply Period.  In all other cases, such resumed manufacturing shall be on a non-exclusive basis (meaning that Agile may also continue to manufacture the Product or purchase Product from its Third Party Manufacturer), provided in any event that Agile will source no less than [*] of its Product requirements to Corium for the duration of the Exclusive Supply Period after such resumption of manufacturing.

(c)           Technical Support.  To facilitate an orderly transfer of the manufacture of the Product to a qualified second source in the event Agile exercises its rights under Section 3.4(b), Corium shall provide the Third Party Manufacturer with all necessary technical assistance in the form of reasonable consulting services to be provided by Corium personnel at Agile’s or the Third Party Manufacturer’s facility.  Such consulting services shall not require Corium to divulge any proprietary Know-How unless pursuant to specific licensing, confidentiality and compensation terms and conditions expressly agreed to by Corium in advance.

(d)           Supporting License.  Corium shall grant to Agile and/or its designated Affiliate or Third Party Manufacturers, as directed by Agile, a non-exclusive, non-transferable, non-sublicensable, limited right to use and practice the Corium Intellectual Property during the Exclusive Supply Period, but solely to the extent necessary to enable Agile and/or such Affiliate or Third Party Manufacturer to manufacture the Product for Agile pursuant to Section 3.4(b).   The license granted under this Section 3.4(d) shall [*] unless and until such time as Corium resumes manufacture of the Product as provided in Section 3.4(b), at which time such license shall [*].

3.5          Manufacturing Audit.  Agile, either itself or through or with its representatives, shall have the right, once each calendar year, or more often if there is a legitimate basis for unusual concern (such as a change in, or material noncompliance with, applicable laws, regulations and governmental guidelines), upon reasonable notice and during normal business hours, to subject the manufacturing facilities where Corium manufactures, or has manufactured, Product to a cGMP audit or inspection at Agile’s expense.  This inspection shall be conducted to ensure compliance with all requirements of applicable laws and regulations, including cGMPs, and all applicable guidelines promulgated by the FDA and other relevant regulatory agencies, as well as applicable evolving standards required by the FDA and other relevant regulatory agencies.  Such inspection and auditing shall be permitted upon reasonable notice and during normal business hours, taking into account Corium’s manufacturing cycle of Product.

3.6          Notice of Inspections.  Corium shall immediately notify Agile of any inspection of its or any of its Affiliates’ facilities (or of any facilities of its or their licensees, distributors, contractors, subcontractors or agents) related to the Product or the API by any regulatory agency, including the FDA, and shall send Agile copies of any written reports or correspondence to or from any regulatory agency relating to such inspection.  Such reports may exclude any trade secrets of Corium that are unrelated to the activities under this Agreement.  Corium shall permit

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the relevant governmental authorities to inspect its facilities and records in connection with the activities contemplated by this Agreement.

ARTICLE 4 — CONFIDENTIALITY AND LEGAL DUTIES

4.1                               Definition.  “Confidential Information” means: (a) all information related to the Products, including, without limitation, documentation, drawings, designs and specifications; (b) any non-public information of a party, including, without limitation, any information relating to a party’s technology, techniques, know-how, research, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (c) any other information of a party that is disclosed in writing or electronically and is designated as “Confidential” or “Proprietary” at the time of disclosure, in the covering letter or transmission or otherwise, or that if disclosed orally, is identified as “Confidential” or “Proprietary” at the time of disclosure and confirmed as such in a writing sent by the disclosing party to the receiving party within thirty (30) days of any such disclosure; and (d) the specific terms and pricing of this Agreement (including any Product transfer prices).

4.2                               Exclusions.  The obligations in Section 4.3 will not apply to the extent that it can be demonstrated that any Confidential Information: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (b) was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; or (d) is rightfully obtained by the receiving party from a third party without restriction on use or disclosure.

4.3                               Obligations.  For the term of this Agreement and for [*] thereafter, each party agrees not to use the other party’s Confidential Information, except as necessary for the performance of this Agreement, and shall not disclose such Confidential Information to any third party, except to those of its employees and subcontractors who need to know such Confidential Information for the performance of this Agreement or as otherwise expressly permitted in this Agreement, provided that each such employee, subcontractor, and other authorized third party is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein.  Each party will use all reasonable efforts to maintain the confidentiality of the other party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance.  The foregoing obligations will not restrict either party from: (i) disclosing Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; or (ii) disclosing the terms or pricing of this Agreement, in confidence, to its business and legal advisors or to investors or acquirers who are engaged in active due diligence regarding a financing or acquisition of such party.

4.4                               Compliance with Laws. Each party agrees to comply with all material laws and regulations applicable to it and to use its commercially reasonable efforts to perform its responsibilities and duties as described in this Agreement.  Each party represents that neither it nor any of its current employees has been debarred or is subject to debarment proceedings by the

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FDA.  If any such proceedings are commenced against a party hereto (or any of its employees) during the Term, such party shall notify the other party in writing within five business days of the commencement of such proceedings, and shall keep the other party informed, on a regular basis, of the status of such proceedings. Neither Corium nor Agile shall employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Products.

ARTICLE 5 — IP OWNERSHIP AND LICENSE

5.1                               Intellectual Property Ownership.

(a)                                 Corium Background Technology and Inventions.  Corium is and will be the sole and exclusive owner of:  (i) the Corium Background Technology; and (ii) except as otherwise set forth in Section 5.1(c) hereof, any Inventions that relate to the Corium Background Technology, including but not limited to any improvements or enhancements to such Corium Background Technology, that are developed solely or jointly by either or both of the parties in connection with this Agreement (“Corium Foreground Inventions”); and (iii) all intellectual property rights in and to any of the foregoing.  Agile agrees to assign, and does hereby irrevocably assign, any and all of its right, title, and interest in and to all of the foregoing to Corium.

(b)                                 Agile Background Technology and Inventions.  Agile is and will be the sole and exclusive owner of: (i) the Agile Background Technology; (ii) except as otherwise set forth in Section 5.1(c) hereof, any Inventions that relate to the Agile Background Technology, including but not limited to any improvements or enhancements to such Agile Background Technology, that are developed solely or jointly by either or both of the parties in connection with this Agreement (“Agile Foreground Inventions”); and (iii) all intellectual property rights in and to any of the foregoing.  Corium agrees to assign, and does hereby assign, any and all of its right, title, and interest in and to all of the foregoing to Agile.

(c)                                  Dual Background Inventions.  Any Inventions that relate to both the Corium Background Technology and the Agile Background Technology that are developed solely or jointly by either or both parties in connection with this Agreement (“Dual Background Inventions”) shall be considered a Corium Foreground Invention for all purposes under this Agreement, except that the use of such Invention in the Product shall not, by itself, trigger a royalty obligation under Sections 5.2(b) and 6.1.

(d)                                 Other Inventions.  The parties will jointly own any Inventions that do not relate to either Corium’s Background Technology or Agile’s Background Technology that both parties’ employees or contractors jointly develop or invent in connection with this Agreement (“Joint Inventions”).  A party will solely own any Inventions that do not relate to either Corium’s Background Technology or Agile’s Background Technology that are solely developed or invented by such party in connection with the Agreement.

(e)                                  Resolution of Certain Ownership Conflicts.  Notwithstanding clauses (a) and (b) of this Section 5.1, in the event that both parties in good faith claim ownership of the same Invention under those Sections, each party shall disclose the basis of such claim (including documentary support where applicable) to the other party, and the parties shall in good faith meet and confer to agree upon the ownership of such Invention and the parties’ respective rights to practice or exploit such Invention.  Such discussions and agreement will take into account the parties’ relative roles in the development of the Invention, the degree to which the Invention relates to each party’s background technology and each party’s business in general, and any relevant contractual obligations of either party that predate this Agreement.  The parties will execute such assignments and other documents as are appropriate to give effect to any agreement reached under this Section 5.1(e).  Unless otherwise agreed by the parties, the Invention at issue shall, for purposes of this Agreement, be considered a Corium Foreground Invention if it is determined through the process described above that the Invention should be owned solely by Corium, an Agile Foreground Invention if it is determined through the process described above that the Invention should be owned solely by Agile, a Dual Background Invention if it is determined through the process described above that the Invention relates to both the Corium Background Technology and the Agile Background Technology, and a Joint Invention if it is determined through the process described above that the Invention does not relate to either the Corium Background Technology or the Agile Background Technology and should be owned by the parties jointly.  Pending resolution of conflicting ownership claims under this clause, however, the Invention at issue shall be considered a Corium Foreground Invention for all purposes under this Agreement, except that the Invention shall not be considered to be part of the Corium Intellectual Property for purposes of Sections 5.2(b) and 6.1 (that is, the use of such Invention in the Product shall not trigger a royalty obligation under those Sections).

5.2                               Licenses to Agile.

(a)                                 During Exclusive Supply Period.  During the Exclusive Supply Period, and subject to the terms and conditions of this Agreement, Corium hereby grants to Agile an exclusive, transferable (but only as permitted in Section 11.6), non-sublicensable, royalty-free license under the Corium Intellectual Property to use, market, sell (directly or through multiple tiers of distribution), offer to sell and otherwise commercially exploit Product manufactured by Corium (or by another party in accordance with Section 3.4(b)) in the Territory.

(b)                                 After Exclusive Supply Period.  After the Exclusive Supply Period, Corium hereby grants to Agile an exclusive, transferable (but only as permitted in Section 11.6), royalty-bearing license under all of the Corium Intellectual Property, subject to the terms and conditions of this Agreement and Agile’s payment of all royalties due under Article 6, to make, have made, market, sell (directly or through multiple tiers of distribution), offer to sell, use, import and otherwise commercially exploit the Product in the Territory.  Agile may sublicense these rights to any one or more third parties (each of the foregoing, a “Sublicensee”), but only if: (i) such sublicense is granted in furtherance of an active strategic relationship between Agile and the Sublicensee for the cooperative manufacture, marketing, sale or offer to sell the Product in the Territory; (ii) the Sublicensee agrees in writing to be bound by all of the obligations, limitations and restrictions applicable to Agile’s license rights under this Agreement to the extent applicable, including but not limited to the royalty and audit provisions hereof, which agreement must name Corium as a third-party beneficiary of such obligations, limitations and restrictions; (iii) such Sublicensee is prohibited from granting any further sublicenses under any of the Corium Intellectual Property; and (iv) Agile does not grant more than [*] such sublicenses and

*Confidential Treatment Requested.

no more than [*] such sublicense in any geographic territory.  To the extent Agile requests approval to grant sublicenses to more than [*] Sublicensees, Corium shall not unreasonably withhold, delay or condition such approval as long as the additional Sublicensees are limited to [*] per geographic area. For the avoidance of doubt, the parties acknowledge and agree that a sublicense granted to an entity acting for and on behalf of itself and its subsidiaries and/or other Affiliates shall be considered to be granted to a single Sublicensee for purposes of this Section and that the “have made” license granted hereunder shall permit a Sublicensee to have Products manufactured by a third party contract manufacturer (but solely for and on behalf of that Sublicensee).  In support of the license granted in this Section 5.2(b), Agile may provide any Sublicensee with any data and documentation created under the Agreement that is specific to the Product and reasonably necessary for its manufacture.  Any such disclosure shall be made in confidence and shall, at a minimum, be subject to the provisions of Section 4.3 above.  To facilitate an orderly transfer of the manufacture of the Product pursuant to the license granted in this Section 5.2(b), Agile may request, and Corium may (in its sole discretion) elect whether to provide, technical assistance in the form of reasonable consulting services at Agile’s or the Sublicensees’ facilities.  Agile shall bear the cost of any such technical assistance.  Neither this Section, nor Corium’s election to provide any assistance requested hereunder, shall be construed as obligating Corium to divulge any proprietary Know-How unless pursuant to specific licensing, confidentiality and additional compensation terms and conditions expressly agreed to by Corium in advance.

(c)                                  Nature of Exclusivity.  For the avoidance of doubt, the parties acknowledge that the exclusivity of the licenses under Sections 5.2(a) and 5.2(b) shall apply even as to Corium, meaning that Corium shall not make any use of Corium Intellectual Property to develop or manufacture the Product for any third party without Agile’s express authorization.  The parties further acknowledge that such exclusivity will be limited and apply only to the Product, and shall not be construed as granting any rights to Agile, or as limiting Corium’s ability to practice or license the Corium Intellectual Property, with respect to any products or services other than the Product as specifically defined in this Agreement.  This limitation on exclusivity shall not, however, be construed as: (i) granting to Corium any ownership or other rights (other than those expressly granted under the terms of this Agreement) with respect to the Agile Background Technology, Agile Foreground Inventions, or any other Agile Intellectual Property (including but not limited to Agile’s proprietary permeation enhancer technologies); or (ii) prohibiting Agile from practicing or exploiting any of the same in other products and applications.

5.3                               License to Corium.  Agile grants to Corium, during the Term of this Agreement and subject to the terms and conditions hereof, an exclusive, royalty-free, transferable (but only as permitted in Section 11.6) license to practice the Agile Intellectual Property in order to manufacture the Product and to perform Corium’s other obligations under this Agreement.  The exclusivity of the foregoing license shall be subject to a reservation of rights by Agile to practice the Agile Intellectual Property, or to authorize any Affiliate or Third Party Manufacturer to do the same, in the course of manufacturing the Products solely as permitted under Section 3.4 above.

*Confidential Treatment Requested.

5.4                               License Limitations and Restrictions.  Each party’s rights with respect to the intellectual property (including but not limited to Know-How and other Inventions) of the other party are limited to those licenses expressly granted under this Agreement.  No license or other rights are granted by implication, estoppel, or otherwise.  Neither party shall make any use of the other’s intellectual property (including but not limited to its Know-How and other Inventions) except as expressly authorized in this Agreement or as subsequently and expressly authorized by the other party in writing.

ARTICLE 6 - ROYALTIES

6.1                               Royalties Generally.  Until the later to occur of the later of the following, on a jurisdiction-by-jurisdiction basis: (i) [*]and (ii) [*] after the first commercial sale of the Product, Agile will pay Corium a royalty on Net Sales at a rate to be established by mutual written agreement ([*]) with respect to all Products that are not manufactured by Corium under this Agreement provided that Corium Intellectual Property is embodied in the Product or utilized in its manufacture.  For the avoidance of doubt, the parties acknowledge that sales of Product units manufactured by Corium under this Agreement do not accrue Gross Sales, and accordingly, no royalties shall be payable by Agile on account of such units.

6.2                               Timing and Manner of Payment. All royalties accruing under this Agreement shall be paid no later than [*] after the end of the calendar quarter in which such royalties accrued, and shall be accompanied by a written report (and such backup documentation as Corium may reasonably request) demonstrating the computation of such royalty payment.  Payments shall be made in United States dollars without any deduction or withholding for or on account of any taxes, duties, levies, fees or charges except those taxes or duties levied against Corium which are legally required to be withheld by Agile.  Late payments will accrue interest at a rate of [*] per month.

6.3                               Books of Account; Audit. Agile shall maintain, and cause its Affiliates and Sublicensees to maintain (if applicable), true and complete books of account containing an accurate record of all data necessary for the proper computation of royalties due from it under this Agreement. So long as any royalties accrue under this Agreement and for a period of [*] thereafter, upon at least [*]business days prior written notice to Agile and prearrangement, Corium will have the right to have an independent auditor selected by Corium audit Agile’s, its Affiliates’, and its Sublicensees’ (if applicable) books, records and accounts for the purpose of verifying the accuracy of the amount of royalties reported by Agile.  Any such audit shall be conducted during the normal business hours of the audited party and no more frequently than once per year (except as provided below).  If the auditor concludes that additional royalties were owed during the audited period, Agile will pay such additional royalties plus interest calculated in accordance with Section 6.2, within thirty (30) calendar days of the date Corium delivers the auditor’s written report to Agile.  If the auditor concludes that that royalties were overpaid during the audited period, Corium will, within thirty (30) days after the audit report, refund to Agile all amounts overpaid.  Corium will pay the fees and expenses charged by the auditor; provided, however, if the audit indicates that the royalties payable by Agile for the audited period are more than [*] of the amounts actually paid for such period, then Agile will pay the reasonable fees and expenses charged by the auditor.

*Confidential Treatment Requested.

ARTICLE 7 — REPRESENTATIONS AND WARRANTIES

7.1                               Mutual Representations and Warranties.  Each of Agile and Corium represents and warrants to the other that: (i) such party has all requisite corporate power to enter into this Agreement, (ii) neither the execution and delivery by such party of this Agreement nor the consummation by such party of the transactions contemplated hereby nor the compliance by such party with any of the provisions hereof will violate any order, writ, injunction, decree, law, statute, rule, regulation, agreement or other restriction applicable to it or require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party, and (iii) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding agreement of such party, enforceable against it in accordance with its terms.

7.2                               Non-Infringement Warranties.  Agile represents and warrants that, to the best of its knowledge as of the Effective Date, no third-party intellectual property rights are or will be infringed or otherwise violated by the Agile Background Technology or its use in the manner contemplated by this Agreement.  Corium represents and warrants that, to the best of its knowledge as of the Effective Date, no third-party intellectual property rights are or will be infringed or otherwise violated by the Corium Background Technology or its use in the manner contemplated by this Agreement.

7.3                               Product Warranty.  Corium warrants that all Products supplied by Corium shall meet the applicable Product Specification, shall be free from material defects in materials or workmanship, and shall be manufactured in compliance with all applicable laws and cGMP.  Subject to Sections 7.4 and 8.1 below (and without limiting the remedies and indemnification obligations set forth therein), Agile’s sole and exclusive remedy for breach of warranty shall be for Corium, at its election, to replace the non-conforming Products or refund Agile’s purchase price for such Products.

7.4                               Recalls and Market Withdrawals.  In the event Agile determines an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of any Products manufactured by Corium under this Agreement, and any such recall or similar action is required as a result of Corium’s improper manufacture or packaging of the Product, Corium shall bear the expenses of such recall or similar action, up to a limit of: (i) [*] (ii) [*].  Such expenses of recall shall include, without limitation and without duplication (but subject to the limit identified above), [*].  The rights of Agile under this Section 7.4 shall be in addition to, and not in lieu of, any other rights that Agile may have under this Agreement.

7.5                               Disclaimer.  THE WARRANTIES SET FORTH IN SECTION 7.3 ABOVE ARE CORIUM’S EXCLUSIVE WARRANTIES TO AGILE WITH RESPECT TO THE PRODUCT AND CORIUM’S MANUFACTURE THEREOF, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT OR ITS MANUFACTURE.  IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, CORIUM DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

*Confidential Treatment Requested.

ARTICLE 8 - INDEMNIFICATION; INSURANCE

8.1                               By Corium.  Corium agrees to defend, indemnify and hold Agile, its officers, employees and agents harmless from and against any and all losses, damages, fines, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to: (i) Corium’s breach of its representations or warranties under Sections 7.1 through 7.3 of this Agreement, or (ii) the gross negligence or willful misconduct of Corium or any of its employees, contractors or agents related to the development, manufacture, packaging or testing of the Product, in each case except to the extent that any such losses, damages, fines, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Agile, its officers, employees or agents.

8.2                               By Agile.  Agile agrees to defend, indemnify and hold Corium, its officers, employees and agents harmless from and against any and all losses, damages, fines, costs, claims, demands, judgments and liability to, from and in favor of third parties resulting from, or relating to: (i) Agile’s breach of its representations or warranties under Article 7 of this Agreement, (ii) any actions or omissions of Agile or any of its employees, contractors, licensees, Sublicensees, customers or agents related to the development, testing, manufacture, marketing, sale, commercialization, use, or misuse of the Product, including without limitation clinical studies and trials, or (iii) any product liability claims relating to the Product, in each case except to the extent that any of the foregoing losses, damages, fines, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Corium, its officers, employees or agents.

8.3                               Procedure.  To obtain indemnification under this Article, the party seeking indemnification must: (i) promptly notify the other party of the claim; (ii) tender full authority and control over the defense and settlement of the claim to the indemnifying party; and (iii) provide the indemnifying party (at the latter’s request and expense) with all reasonably necessary information and cooperation in such defense and settlement.  The indemnifying party shall not enter into any settlement that adversely affects the other party’s interests without such other party’s prior consent.  The indemnified party shall be entitled to participate in any proceedings on its own behalf and at its own expense.

8.4                               Insurance.  Corium shall maintain appropriate general liability and products liability insurance at all times necessary to insure its indemnification obligations under this Agreement.  Each such policy shall name Agile as an additional insured.

ARTICLE 9 - LIMITATION OF LIABILITY

9.1                               Exclusion of Damages.  EXCEPT FOR LIABILITY ARISING UNDER SECTION 7.4 (WHICH IS SUBJECT TO THE SEPARATE LIMITATION SET FORTH THEREIN) AND EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR COSTS OF PROCURING SUBSTITUTE PRODUCTS, WHETHER THE CLAIM IS BASED UPON CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY, OR STRICT

LIABILITY THEORIES OR OTHERWISE RELATES TO THE FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH HEREIN.

9.2                               Liability Limitation.  EXCEPT FOR LIABILITY ARISING UNDER SECTION 7.4 (WHICH IS SUBJECT TO THE SEPARATE LIMITATION SET FORTH THEREIN) AND EXCEPT FOR CORIUM’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 OR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 4, IN NO EVENT SHALL CORIUM’S LIABILITY TO AGILE IN CONNECTION WITH THIS AGREEMENT FOR ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY EXCEED [*].

9.3                               Scope of Exclusions and Limitations.  THE FOREGOING LIMITATIONS AND EXCLUSIONS ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN PARTIES, AND THE PARTIES AGREE THAT THESE LIMITATIONS WILL SURVIVE AND APPLY WHETHER OR NOT A PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF ANY PARTICULAR DAMAGES, AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE OR OTHERWISE.  THIS ARTICLE 9 SHALL NOT, HOWEVER, BE CONSTRUED AS LIMITING EITHER PARTY’S LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 10 - TERM AND TERMINATION: MODIFICATION OF RIGHTS

10.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earlier of (i) termination pursuant to Section 10.2, or (ii) the end of the Exclusive Supply Period.

10.2                        Termination Events. This Agreement shall be terminated only in the following manner, upon the occurrence of any of the events set forth in this Section 10.2:

(a)                                 The parties may terminate this Agreement at any time by written mutual agreement.

(b)                                 Either party may terminate this Agreement upon a material breach by the other party; provided that the terminating party shall provide the breaching party with a written notice reasonably detailing such breach and such breach or default is not cured within [*] after receipt of such notice.

(c)                                  Agile may terminate this Agreement upon ten (10) days’ prior written notice to Corium upon the occurrence of any of the following events: (i) [*]; (ii) [*]; or (iii) [*].

10.3                        Effect of Termination.  Upon expiration or termination of this Agreement: (i) the Exclusive Supply Period shall be deemed to have ended notwithstanding anything to the contrary herein; (ii) at the request of Agile, Corium will deliver any work-in-process and Agile-owned equipment to Agile; (iii) Agile will pay Corium any earned but unpaid milestone payments and reimburse Corium, at Corium’s standard rates, for any uncompensated labor, materials, supplies, equipment, and incidental costs (to the extent such costs were consistent with the Development

*Confidential Treatment Requested.

Program and then-current Budget and were incurred prior to the expiration or termination date); and (iv) subject to Sections 10.4, 10.5 and 10.6 below, all of the parties’ other rights and obligations under this Agreement shall cease.

10.4                        Survival of Licenses.  The licenses granted to Agile under Section 5.2(b) shall survive expiration or termination of this Agreement on a perpetual basis; provided, however, that the license granted to Agile under Section 5.2(b) shall remain subject to Agile’s continuing payment of all applicable royalties and its ongoing compliance with the other conditions, restrictions and limitations of such license.  Agile acknowledges that the license granted under Section 5.2(b) is subject to termination, independent of the rest of this Agreement, in the event that Agile violates any of those conditions, restrictions or limitations (including but not limited to Agile’s royalty obligations, as applicable).  Notwithstanding anything to the contrary set forth in this Agreement, Agile may terminate the license granted to Agile under Section 5.2(b) at any time upon written notice to Corium.

10.5                        Survival.  The following provisions shall survive any termination or expiration of this Agreement:  Article 1, Section 2.8 (to the extent of any unpaid amounts), Section 2.9, Article 4, Section 5.1, Section 5.2(b) and (c) (subject to Section 10.4 above), Section 5.4, Articles 6 through 9, Sections 10.2(b) through 10.6, and Article 11.

10.6                        Rights on Termination.  Expiration or termination of this Agreement for any reason shall be without prejudice to (i) either party’s rights under this Agreement with respect to claims arising out of events occurring prior to such expiration or termination; (ii) Corium’s right to receive all payments owed or accrued under this Agreement for periods prior to the date of expiration or termination; and (iii) any other remedies which either party may otherwise have.

ARTICLE 11 — MISCELLANEOUS

11.1                        Waiver and Amendment. Any waiver by any party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in writing, signed by both parties.

11.2                        Relationship of the Parties. For all purposes of this Agreement, Corium and Agile shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Corium and Agile as partners, joint ventures, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

11.3                        Headings. The headings set forth at the beginning of the various Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

11.4                        Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

If to Agile:                                      Agile Therapeutics, Inc.

366 Wall Street

Princeton, NJ  08540

Facsimile:  (609) 347-5860

Attention: President

with a copy to:

Kathleen M. Shay, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Facsimile: (215) 979-1020

If to Corium:                        Corium International, Inc.

2686 Middlefield Road

Redwood City, CA 94063

Facsimile: (650) 298-8012

Attention: President

With a copy to:

Ralph Pais, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Facsimile:  (650) 938-5200

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section.

11.5                        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the parties agree to negotiate in good faith modifications to this Agreement to effectuate the initial intent of this Agreement.

11.6        Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except that either party may assign this Agreement, in whole or in part, to any successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its assets or business.  Any attempted assignment in violation of the foregoing shall be void and without effect.  This Agreement will be binding upon any permitted assignee of either party.  No assignment shall have the effect of relieving any party to this Agreement of any of its obligations hereunder.

11.7        Event of Force Majeure.  Except with respect to the payment of money due, neither party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, fire, earthquake, hurricane, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the party’s reasonable control. In the event of the applicability of this Section 11.7, the party failing or delaying performance shall use its commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the party failing or delaying performance shall promptly notify the other party, in writing, setting forth the nature of the occurrence, its expected duration and how such party’s performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

11.8        Public Disclosure. Neither party shall disclose to third parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except as required by law, without the prior written consent of the other party. If a party decides to make an announcement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

11.9        Injunctive Relief.  Each party acknowledges that any breach of its confidentiality obligations or any license conditions, limitations or restrictions set forth in this Agreement will cause the other party irreparable harm that may not be remedied by money damages alone.  Accordingly, either party shall be entitled to obtain interim and/or permanent injunctive relief in any court of competent jurisdiction to prevent or remedy any threatened or actual breach of the nature describe above.

11.10      Non-Solicitation.  Each party agrees that, during the term of this Agreement and for a period of one (1) year thereafter, it will not: (i) solicit, directly or indirectly, the employment, hiring, engagement as a consultant, or other retention of any employee of the other party; or (ii) induce any such employee to leave the employ of the other party.  This Section shall not be construed as prohibiting either party from generally advertising its employment opportunities (for example, on its website, in general newspaper ads, or at job fairs) or from hiring any employee of the other party who responds to such advertisements.

11.11      Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire understanding between the parties hereto as to the subject matter hereof and supersedes all other documents, agreements (including any pre-existing confidentiality agreement between the parties, except that the Confidential Information provided under such confidentiality agreement shall be deemed to have been provided hereunder), verbal consents, arrangements and understandings by or between the parties with respect to the subject matter hereof.

11.12      Governing Law. This Agreement shall be governed by, and construed, and enforced in accordance with the substantive laws of the State of New York, without giving effect to its rules concerning conflicts of laws.

11.13      Dispute Resolution.  The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that may relate to the parties’ rights and obligations hereunder.  The parties agree that they shall use reasonable efforts to resolve any dispute that may arise in an amicable matter, which efforts will include without limitation those procedures specified in Section 2.5, for a minimum of thirty (30) days prior to seeking legal recourse on account of such dispute.  This Section shall not be construed as prohibiting either party from seeking immediate injunctive or other equitable relief in order to protect its confidentiality or intellectual property interests, as contemplated above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

CORIUM INTERNATIONAL, INC.

By:		/s/ Adrian Faasse
	Name:	Adrian Faasse
	Title:	Chairman & CEO
	Date:	10/17/06

AGILE THERAPEUTICS, INC.

By:		/s/ Thomas M. Rossi
	Name:	Thomas M. Rossi
	Title:	CEO & President
	Date:	18 OCT 06

EXHIBIT A

PRODUCT DESCRIPTION

The Product will comply with the following [*] Specifications and subsequent revisions:

[*]

In addition, the following minimum quality standards are applicable:

•                  Compliance with the Active formulation quantitative compositional label claims and ranges.

•                  Compliance with qualitative compositional label claims for overall patch construction.

•                  GMP adherence to filed ICH stability programs as set forth in Agile’s IND and/or other Regulatory submission(s) and agreed upon by the Working Committee.

•                  Additional agreed upon, but not regulatory attributes or specifications that exist or are developed in response to the project development plan.  For example, [*].

•                  Conduct of component and product testing, release and stability assessment according to accepted cGMP standards including such attributes as linearity, precision, accuracy, recovery, transferability, and, general stability-indicating characteristics.

•                  Product “in process” and finished product manufacturing controls that meet minimal US Regulatory (FDA) standards of cGMP or requirements established by other regulatory submission(s) and agreed upon by the Working Committee.

•                  Adherence to cGMP record keeping requirements to facilitate complete and rapid review of expected raw material records, batch records, testing, release, and, stability data associated with either a General GMP or Pre-Approval Inspection of the Corium facilities or Product-specific documentation.

The Specifications for the integrated overlay system are as follows:

The integrated overlay system, including packaging design, will be developed as part of this agreement.  Corium and Agile agree to develop mutually acceptable specifications with the following general targets:

•                  [*]

*Confidential Treatment Requested.

EXHIBIT B

TASKS AND TIMELINE [*]

Confidential treatment is requested for the following three pages.

*Confidential Treatment Requested.

EXHIBIT C

BUDGET

Stage 1

Process Development, Analytical Validation and Phase II/II Manufacture

Estimated Time: [*]

Deliverables	Budget
Project Management • Project timeline & budget management • Project deliverable and critical path tracking • Project oversight and review • GMP document tracking and management	[*]

Phase II/III Process Development and Materials Optimization [*]	[*]

Process Development Stability • [*]	[*]

Engineering Support and Equipment Qualification [*]	[*]

Manufacture and Release of Phase II or III Supplies [*]	[*]

Regulatory/QA

•      Regulatory oversight of clinical manufacturing and qualifications, including deviation, non-conformance, corrective action and all other guidance and support per cGMP compliance.

•      Unexecuted batch record review and approval

•      IND documentation gathering and approval, including product/process development reports and all other IND Support documentation.

•      Cleaning validation/verification protocol review and approval

[*]

Phase II/III Stability	[*]
• [*]

*Confidential Treatment Requested.

Analytical	[*]
• [*]

Materials & Supplies

•      R&D, analytical, and production supplies

•      Includes all materials for process development, equipment qualification and Phase III manufacturing

•      May also include miscellaneous costs such as testing of incoming materials at outside laboratories for full compendial testing on Phase III materials or safety supplies used in the handling of Levo and EE

•      [*] of each chemical raw material will be ordered

[*]

Equipment (Dedicated equipment is owned by Agile) [*]	[*]

Total	Labor = [*] Ded Equip = [*] M&S = [*]

Assumptions

•                  Budget assumes material vendors are identified and no supply chain issues exist.

•                  Costs for equipment shipping, installation and shipping insurance will be passed through to Agile.

•                  Microbial Limits Testing (“MLT”) will be conducted by an outside lab and costs will be passed through to Agile.

•                  Corium will perform raw material testing for all materials within their capabilities and capacities; testing for other materials will be outsourced to approved contract laboratories and costs will be passed through to Agile.

•                  All clinical trial costs are the responsibility of Agile.

•                  Budget and timeline are contingent on final product configuration as outlined in the schedule.  [*].  If an alternative integrated system is required due to integrated design, Corium and Agile will review and agree upon final costs once design is final.

*Confidential Treatment Requested.

Stage 2

Clinical Evaluation, Production Scale Up & NDA Approval

Estimated Time: [*]

The following is an estimated budget for post-Phase III production and release requested by Agile.  This budget will be finalized as a deliverable of Stage 1 activities and based on the scope of work moving forward.  This budget represents a draft forecast of estimated costs between Phase III and commercial production and will be impacted significantly by finished product design and planned NDA filing timeline.

Deliverable	Estimated Budget
Project Management • Project timeline & budget management • Project deliverable and critical path tracking • Project oversight and review • GMP document tracking and management	[*]

Commercialization Process Development	[*]
• Scale up to commercial quantities and batch sizes. • Commercial scale batch records	Formal Process Validation will be billed as part of piece price for validation lots. Annual FDA stability will be billed as part of commercial piece price.

Engineering Support and Equipment Qualification • Includes the installation of commercial equipment and tooling.	[*]

Regulatory/QA • NDA filing support • PAI reparation and review • Unexecuted commercial batch record review and approval	[*]

*Confidential Treatment Requested.

Equipment	[*]

Materials & Supplies

•      R&D, analytical, and production supplies

•      Includes all materials for process development, equipment qualification and commercial manufacturing

•      May also include miscellaneous costs, such as testing of incoming materials at outside laboratories for full compendial testing on Phase III materials or safety supplies used in the handling of Levo-norgestrel and Ethinyl Estradiol.

•      Agile will be billed only for costs incurred [*]. Any costs above this will be approved in advance.

[*]

Total	Labor = [*] Ded Equip = [*]
M&S = [*]

*Confidential Treatment Requested.

EXHIBIT D

MILESTONES AND PAYMENTS

Corium shall invoice Agile for the following expenses and Agile shall pay Corium for such expenses as set forth in Section 2.8.

Labor

Agile shall make the following milestone payments totaling [*] to Corium for its labor expense under the Agreement:

1.              A non-refundable Prepayment of [*] to commence the Development Program (representing [*] of the total labor budget) due upon Effective Date. Corium will issue a credit to Agile for any expenses incurred by Corium and reimbursed by Agile for activities covered in this Agreement that were invoiced by Corium prior to the Effective Date.

2.              [*] (representing [*] of the total labor budget) upon completion of Milestone 1 set forth in Exhibit B.

3.              [*] (representing [*] of the total labor budget) upon completion of Milestone 2 set forth in Exhibit B.

4.              Four (4) equal quarterly payments of [*] (each representing [*] of the total labor budget) with the first payment beginning [*] days after Effective Date.

5.              [*] (representing [*] of the total labor budget) upon completion of Milestone 3 and Milestone 4 set forth in Exhibit B.

6.              [*] (representing [*] of the total labor budget) upon completion of Milestone 5 set forth in Exhibit B, provided however, in the event that Agile requests that Corium delay the initiation of stability of active lots 2 and 3 for longer than [*] from the initiation of stability on active lot 1, such milestone payment will be due [*] from the completion of [*] commercial-scale stability on active lot 1.

7.              [*] (representing [*] of the total labor budget) upon completion of Milestone 6 set forth in Exhibit B, provided however, in the event that Agile requests that Corium delay the initiation of stability of active lots 2 and 3 for longer than [*]from the initiation of stability on active lot 1, such milestone payment will be due [*] from the completion of [*]commercial-scale stability on active lot 1.

In addition to the milestone payments for Corium’s labor expense under the Agreement, Agile shall pay for the following additional expenses:

*Confidential Treatment Requested.

Materials and Supplies

All materials and supplies purchased by Corium in the performance of the Development Program will be billed to Agile at Corium’s cost plus [*].

Equipment

The purchase of equipment identified in Exhibit C will be billed to Agile at Corium’s cost.

Other Expenses

Travel and other out-of-pocket expenses incurred by Corium in the performance of the Development Program will be billed to Agile at Corium’s cost.

*Confidential Treatment Requested.

Addendum to the Development, License and Commercialization Agreement

This Addendum to Development, License and Commercialization Agreement is made and entered into as of January 10, 2012, by and between Agile Therapeutics, Inc. (“Agile”) and Corium International, Inc. (“Corium”).

Recitals

A.    Agile and Corium entered into the Development, License and Commercialization Agreement dated effective October 18, 2006 (the “DLC Agreement”), relating to the development, license manufacture and supply of a certain product now known as AG200-15, a transdermal contraceptive patch that delivers levonorgestrel and ethinyl estradiol (“AG200-15”).  Unless otherwise defined in this Addendum capitalized terms used herein will have the same meaning as in the DLC Agreement.

B.    The parties have agreed to certain clarifications and modifications to the DLC Agreement, as set forth in this Addendum.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, and intending to be mutually bound thereby, Agile and Corium hereby agree to amend the DLC Agreement as follows:

1.     AG900 Product.  The parties agree that the levonorgestrel-only transdermal contraceptive product that was the subject of the Phase 1 Clinical Supply Agreement dated March 13, 2009 between the parties, and which is now referred to as AG900, and any formulation variant of such product that arises as a result of Agile’s development activities of that specific transdermal contraceptive product (collectively, the “AG900 Product”) shall be included as a “Product” under the DLC Agreement on substantially the same basis as the AG200-15 Product, with appropriate adjustments to provisions relating to the Development Program to reflect the status of the AG900 Product as mutually agreed upon by the parties in writing.  The AG 900 Product, after its first commercial sale, will be included in the calculation of the number of units manufactured for purposes of Section 3.2.

2.     Exclusivity.  Section 3.2 of the DLC Agreement is replaced in its entirety with the following:

“3.2  Exclusivity.  During the “Exclusive Supply Period” (as defined below), or such other period as the parties may mutually agree upon in writing, Agile will purchase all of its requirements of Product exclusively from Corium in consideration of Corium’s agreement to supply the Products pursuant to Section 3.1, and subject to the provisions of Section 3.4 below.  The “Exclusive Supply Period” means the period commencing with the Launch Date and continuing until Corium has manufactured and released for commercial use, from each of the [*] coating lines used for commercial manufacture the Product, [*] units of Product.  (For the purposes of this provision, a “unit” means one patch; and “Product” refers to the AG200-15 Product and the AG900 Product.)  If Product demand exceeds the capacity of the [*] coating lines prior to reaching the [*] unit level referred to above, Agile and Corium will work together in good faith to ensure that the market continues to be supplied.”

3.     Supply Terms.  Section 3.3(f) of the DLC Agreement shall be amended by adding the following at the end of that section:

“With each order, Agile will purchase a minimum of [*] of finished Product (which will have an estimated quantity of [*]).  Following Product launch, Corium will maintain a minimum amount of raw material inventory to support the supply provisions described in Section 3.3(c).  In the event Agile requires Corium to carry a stock of peripheral laminate material beyond the requirements of Section 3.3(c), Agile will issue separate orders for such peripheral laminate quantities and pay Corium on an “up front” basis to manufacture and maintain inventory of the peripheral laminate, which payments will be credited to Agile in Corium’s invoices for finished Product that incorporates such peripheral laminate, when the finished Product orders are filled.”

4.     Additional Provisions.  The parties have also identified the following areas for which they agree to discuss and negotiate in good faith provisions to be incorporated in an additional addendum to the DLC Agreement by [*]; mechanisms for covering the costs of idle time in manufacturing operations, and provisions regarding the use,

*Confidential Treatment Requested.

maintenance and repair of Agile-owned equipment.  The parties will also review and discuss whether other provisions should be included in a future addendum to the DLC Agreement.

5.     Conflicting Terms, Binding Effect.  In the event of any inconsistency or conflict between the DLC Agreement and this Addendum, the terms, conditions and provisions of this Addendum shall govern and control.  Except as expressly modified by this Addendum, the DLC Agreement remains in full force and effect.  The terms of this Addendum are binding on any successor in interest of either party to the same extent as set forth in the DLC Agreement.

6.     Counterparts; Signatures.  This Addendum may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Addendum may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date set forth above.

Agile Therapeutics, Inc.

By:	/s/ AL ALTOMARI

Name:	AL ALTOMARI

Title:	CEO

Corium International, Inc.

By:	/s/ Peter D Staple

Name:	Peter D Staple

Title:	President & CEO

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Addendum No. 2 to Development, License and Commercialization Agreement

This Addendum No. 2 to Development, License and Commercialization Agreement is made and entered into as of February 6, 2013, by and between Agile Therapeutics, Inc. (“Agile”) and Corium International, Inc. (“Corium”).

Recitals

A.    Agile and Corium entered into the Development, License and Commercialization Agreement dated effective October 18, 2006, and amended such agreement with an Addendum dated January 10, 2012 (together, as amended, the “DLC Agreement”), relating to the development, license, manufacture and supply of a certain product now known as AG200-15, a transdermal contraceptive patch containing levonorgestrel and ethinyl estradiol (“AG200- 15”).  Unless otherwise defined in this Amendment, capitalized terms used herein will have the same meaning as in the DLC Agreement.  The parties have also entered into an agreement adopting a Commercial Proposal dated as of March 22, 2012 (the “Commercial Proposal”), pursuant to which the parties agreed upon a plan and financial terms relating to the preparations required for Corium to manufacture the AG200-15 product for the commercial launch and subsequent ongoing commercial supply of the AG200-15 product.

B.    As provided in the DLC Agreement, the parties will negotiate in good faith a comprehensive amended and restated agreement that incorporates the commercial terms that are included in the DLC Agreement, as amended, and such additional terms as the parties agree are appropriate.

C.    In accordance with the Commercial Proposal, both parties are making substantial investments and ongoing commitments in facilities, equipment and personnel in order to prepare for the commercial launch of AG200-15.  In the case of Corium, such investments and commitments are being made after discussion and review with Agile, and are based on Agile’s plans and projections for AG200-15.  The parties agreed in the Commercial Proposal that certain charges would be applicable relating to the costs of the idle facilities, and have agreed to supplement the provisions of the DLC Agreement and the Commercial Proposal with this Amendment in order to provide clarity and assurance to the parties to facilitate such further investments.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, and intending to be mutually bound thereby, Agile and Corium hereby agree to amend the DLC Agreement as follows:

1.              Program Continuity; Program Delay Charges.

With respect to the pre-launch activities that are provided for under the Commercial Proposal, Agile has requested that Corium delay the process validation activities to be consistent with a [*] commercial launch (instead of the initially planned [*] launch).  All other activities under the Commercial Proposal, with the exception of ancillary equipment and material purchase orders greater than $5000, will continue to completion without delays.  Before making any additional commitments for the purchase of materials or ancillary equipment over $5000, Corium will obtain written approval from Agile.  To accommodate this revised schedule, and assure program continuity, the Parties agree to operate under the following terms leading up to the initiation of process validation:

a.         Pre Validation.  Agile will pay Corium monthly “Delay Costs” starting [*], until such time that the Purchase Order(s) for Validation lots (“Validation Purchase Orders”) are issued to Corium.  This Delay Cost is [*] and is intended to reimburse Corium Building 51 facility costs to include rent, utilities, etc.  Such Delay Costs will also be in effect for any period of delay initiated by Agile after the issuance of the Validation Purchase Orders and before completion of process validation.  In the month that the first Purchase Order(s) for Validation lots are accepted by Corium, the monthly Delay Cost for that month will be prorated back to the PO date.  If there is a delay to Validation Purchase Order(s) acceptance by Corium due to negligent actions of Corium, the payment of Delay Costs will be suspended for the period of such delay caused by Corium.  If Validation Purchase Order(s) are not issued by Agile prior to the expected completion date of the commercial equipment qualifications, Building 51 facility qualifications, and commercial process development report [*], the monthly delay cost will be increased to account for program-critical personnel who remain on staff.  This increased incremental amount will not exceed [*].

*Confidential Treatment Requested.

Corium will use reasonable efforts to redeploy these personnel to minimize cost to Agile after agreement by Agile on the timeline impacts of such redeployment.  At the end of each quarter, Corium will invoice Agile and provide a detailed breakdown of the Delay Costs for such billing period.  Agile shall pay this incremental increase amount within [*] after receipt of such notice from Corium.

2.              Validation Purchase Orders.

a.         Validation.  Note that the three validation activities shown below, which are designated by reference to the primary coating machine (CL3 or CL4), include all related upstream and downstream processing.  Agile will place the Purchase Order(s) for Validation, as referenced in the Commercial Proposal, as follows:

(1)         CL4 – Process Validation of [*] – Process validation cost estimate is [*]5.  This cost will be covered by Agile through the issuance of purchase order(s) [*] prior to scheduled release of process validation batches.  Purchase order payment will be as follows: [*] due upon [*], [*] for [*].  The balance [*] is due upon[*] .

(2)         CL3 – Process Validation of [*] – Process validation cost estimate is [*].  This cost will be covered by Agile through the issuance of purchase order(s) [*] prior to scheduled release of process validation batches.  Purchase order payment will be as follows: [*] due upon [*], [*] for [*].  The [*] is due upon [*].

(3)         CL3 – Process Validation of [*] – Process validation cost estimate is [*].  This cost will be covered by Agile through the issuance of purchase order(s) [*] prior to scheduled release of process validation batches.  Purchase order payment will be as follows: [*] due upon [*], [*] for [*].  The balance of [*] is due upon [*].

3.              Program Continuity: Post-Validation Idle Facility Charges.

a.              Post Validation.  This phase begins after the completion of process validation through completion and approval of Corium’s process validation report for AG200-15 (for all, steps of the commercial manufacturing process except for the [*] validation on CL-4).  During this initial commercial production phase Agile agrees to purchase at a minimum annual rate of [*] AG200-15 patches.  As used herein, patch quantity includes all patch production from a production lot, including salable and non-salable (e.g. sample, demonstrator) patches.  In the event that Agile orders fewer patches than the minimum [*], Agile will pay “Idle Facility Charges” (IFC) based on Building 51 “Facility Costs” (FC) incurred during such calendar quarter (see calculation below).  Facilities costs will be pro-rated against the calculation below for any partial calendar quarter.  As used herein, Facility Costs are defined as fully allocated Building 51 facility and operations costs related to preparing for and manufacturing of the AG200-15 product (including [*]).  At the end of each quarter, Corium will invoice Agile for IFC and provide a detailed breakdown of the Facility Costs for the period in question.  Agile shall pay IFC amounts within [*] after receipt of such notice from Corium.

Idle Facility Charges will be calculated as follows:

Quarterly orders >[*]patches per quarter, no IFC

Quarterly orders > [*] patches per quarter to < [*] patches per quarter, IFC calculated as follows:

[*]

Quarterly orders < [*]M patches per quarter, payment of full IFC as defined in 3a.

4.              Transfer Pricing.

a.              Final transfer pricing on the AG200-15 product manufactured on commercial equipment located in Building 51 shall be determined upon completion of process validation.  It is noted that the initial launch quantities of product may be produced using some existing production equipment.  A credit will be

*Confidential Treatment Requested.

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applied by Corium to cover the cost of any materials that were previously paid for under the terms of the Commercial Proposal and subsequently used in the manufacture of any process validation or commercially salable product.  Pricing used for initial purchase orders prior to determination of final price is shown below (transfer price per finished patch):

Quarterly Production Rate
Material Source	[*]	[*]	[*]
CL3 PL CL4 Active	[*]	[*]	[*]
CL4 PL CL4 Active	[*]	[*]	[*]

5.              Mitigation of Costs.  The parties will discuss in good faith, at the time Delay Costs are payable by Agile, any potential steps that could be taken to reasonably mitigate Delay Costs, and any such steps will be subject to prior agreement of the parties.

6.              Non-Compete.  During the exclusivity period as described in the DLC Agreement (and provided Agile either continues to order and purchase product as provided in the DLC Agreement or pays Idle Facility Charges as outlined in Section 3a of this agreement), Corium shall not develop or manufacture a product that is a generic equivalent to AG200-15 or AG890.

7.              Survival; Termination.  The provisions of Section 1 and 2 of this Amendment shall continue in effect for five years from the effective date of this Addendum shown above.  The provisions of section 3, 4, 5 and 6 of this Amendment shall continue in effect for five years following the commercial launch of AG200-15, provided that the provisions of sections 3, 5 and 6 shall not extend beyond the period of exclusive supply as described in the DLC Agreement.  The parties further acknowledge and agree that, considering the advanced state of development of the AG200-15 product, no termination of the DLC agreement shall occur or be recognized under Section 10.2(c) of the DLC Agreement.

8.              Conflicting Terms, Binding Effect.  In the event of any inconsistency or conflict between the DLC Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.  Except as expressly modified by this Amendment, the DLC Agreement remains in full force and effect.  The terms of this Amendment are binding on any successor in interest of either party to the same extent as set forth in the DLC Agreement.

9.              Counterparts; Signatures.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

*Confidential Treatment Requested.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

Agile Therapeutics, Inc.

By:	/s/ AL ALTOMARI

Name:	AL ALTOMARI

Title:	CEO

Corium International, Inc.

By:	/s/ Peter D Staple

Name:	Peter D Staple

Title:	President & CEO

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